North Penn Bancorp, Inc.

Conversion

Valuation

Appraisal

November 29, 2004

Table of Contents

North Penn Bancorp, Inc.

Scranton, Pennsylvania

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

GENERAL OVERVIEW	4
HISTORY	5
STRATEGIC DIRECTION	6
BALANCE SHEET TRENDS	7
LOAN PORTFOLIO	9
INVESTMENTS	12
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	13
ASSET QUALITY	14
FUNDING COMPOSITION	17
ASSET/LIABILITY MANAGEMENT	19
NET WORTH AND CAPITAL	20
INCOME AND EXPENSE TRENDS	21
LEGAL PROCEEDINGS	26
SUBSIDIARIES	26

2. MARKET AREA ANALYSIS	27

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	29

INTRODUCTION	29
SELECTION CRITERIA	29
BASIS FOR COMPARISON	31
OVERVIEW OF THE COMPARABLES	32

4. MARKET VALUE DETERMINATION	35

MARKET VALUE ADJUSTMENTS	35
FINANCIAL CONDITION	36
BALANCE SHEET GROWTH	40

EARNINGS QUALITY, PREDICTABILITY AND GROWTH	41
MARKET AREA	46
CASH DIVIDENDS	49
LIQUIDITY OF THE ISSUE	51
RECENT REGULATORY MATTERS	52

5. OTHER FACTORS	53

MANAGEMENT	53
SUBSCRIPTION INTEREST	54
VALUATION ADJUSTMENTS	56
DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	57
FULL OFFERING VALUE IN RELATION TO COMPARABLES	59
COMPARISON TO NONLIQUID MHC	62
COMPARISON TO RECENT MHC CONVERSIONS	66
VALUATION CONCLUSION	67

List of Figures

North Penn Bancorp, Inc.

Scranton, Pennsylvania

FIGURE 1 – CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	7
FIGURE 3 - KEY BALANCE SHEET DATA	8
FIGURE 4 - KEY RATIOS	8
FIGURE 5 - NET LOANS RECEIVABLE CHART	9
FIGURE 6 - LOAN MIX AS OF SEPTEMBER 30, 2004 CHART	10
FIGURE 7 - LOAN MIX	11
FIGURE 8 - SECURITIES CHART	12
FIGURE 9 - INVESTMENT MIX	13
FIGURE 10 - ASSET QUALITY CHART	14
FIGURE 11 - NON-PERFORMING LOANS	15
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	16
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	17
FIGURE 14 - DEPOSIT MIX	18
FIGURE 15 – CUMULATIVE INTEREST RATE GAP TO ASSETS	19
FIGURE 16 - CAPITAL ANALYSIS	20
FIGURE 17 - NET INCOME CHART	21
FIGURE 18 - AVERAGE YIELDS AND COSTS	22
FIGURE 19 - SPREAD AND MARGIN CHART	23
FIGURE 20 - INCOME STATEMENT TRENDS	24
FIGURE 21 - PROFITABILITY TREND CHART	25
FIGURE 22 – DEPOSIT AND DEMOGRAPHIC DATA FOR LACKAWANNA COUNTY	27
FIGURE 23 – DEPOSIT AND DEMOGRAPHIC DATA FOR MONROE COUNTY	27
FIGURE 24 – DEPOSIT AND DEMOGRAPHIC DATA FOR PENNSYLVANIA	28
FIGURE 25 - COMPARABLE GROUP	31
FIGURE 26 - KEY FINANCIAL INDICATORS	34
FIGURE 27 - KEY BALANCE SHEET DATA	36
FIGURE 28 - CAPITAL DATA	37
FIGURE 29 - ASSET QUALITY TABLE	38
FIGURE 30 - BALANCE SHEET GROWTH DATA	40
FIGURE 31 - NET INCOME TREND	42
FIGURE 32 - PROFITABILITY DATA	43
FIGURE 33 - INCOME STATEMENT DATA	44
FIGURE 34 – MARKET AREA DATA	47
FIGURE 35 - DIVIDEND DATA	49
FIGURE 36 - MARKET CAPITALIZATION DATA	51
FIGURE 37 - MHC REORGANIZATIONS (SINCE 1/1/01) PRO FORMA DATA	54
FIGURE 38 - MHC REORGANIZATIONS PRICE APPRECIATION	55
FIGURE 39 - VALUE RANGE - FULL OFFERING	59
FIGURE 40 – AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	60
FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT WITH FOUNDATION	60
FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM WITH FOUNDATION	60
FIGURE 43 - VALUE RANGE MHC OFFERING DATA	61
FIGURE 44 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	61

FIGURE 45 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	61
FIGURE 46 – COMPARISON TO PINK SHEET MHCS	63
FIGURE 47 – PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	64
FIGURE 48 - PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	64
FIGURE 49 – PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	64
FIGURE 50 - PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	65
FIGURE 51 – COMPARISON TO FILED AND PENDING MHC OFFERINGS	66

List of Exhibits

North Penn Bancorp, Inc.

Scranton, Pennsylvania

Exhibit
1.	Profile of FinPro, Inc.

2.	Statements of Financial Condition

3.	Statements of Income

4.	Statements of Retained Earnings

5.	Statements of Cash Flows

6.	Selected Financial Data

7.	Industry Fully Converted Multiples

8.	MHC Conversions 2001 to Date

9.	Full Offering Appraisal Pro Forma September 30, 2004 – 12 Months

10.	Full Offering With Foundation Appraisal Pro Forma September 30, 2004 – 12 Months

11.	MHC Offering Appraisal Pro Forma September 30, 2004 – 12 Months

12.	MHC Offering Circular Pro Forma December 31, 2003 – 12 Months

13.	MHC Offering Circular Stub Period Pro Forma September 30, 2004 – 9 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock ( the “Common Stock”) of North Penn Bank ( the “Bank”) in connection with the Plan of Mutual Holding Company Reorganization and Stock Issuance (“Plan”) of the Bank. Pursuant to the Plan, the Bank (i) will establish North Penn Bancorp, Inc. (the “Bancorp”) and the Mutual Holding Company; (ii) will exchange its mutual savings bank charter for a stock savings bank charter; (iii) will issue 100% of its common stock to the Bancorp; and (vi) the Bancorp will issue 44.12% to the public and 1.96% of the shares issued plus an additional $100 thousand to a newly formed charitable foundation.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	46.1% of the stock will be offered to the public,

•	the shares to fund the charitable foundation will be issued out of authorized but unissued shares,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $480 thousand,

•	there will be an ESOP equal to 8% of the shares sold plus the share issued to the foundation funded internally, amortized over 10 years straight-line,

•	there will be a MRP equal to 4% MRP of the shares sold plus the share issued to the foundation, amortized over 5 years straight-line,

•	the tax rate is assumed at 41.00%,

•	the net proceeds will be invested at the three-year treasury rate of 2.87%, pre-tax, and

•	the MHC will be capitalized with $100 thousand.

It is our understanding that the Company will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Conversion Valuation Appraisal Report	Page: 2

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended December 31, 2002 and December 31, 2003. We also reviewed the Bank’s Application for Approval of Conversion including the Proxy Statement and the Company’s Form MHC-2 registration statement as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as “the Bank”) and held due diligence related discussions with the Bank’s management and board, McGrail Merkel Quinn & Associates (the Bank’s independent auditor), Ryan Beck & Co. (the Bank’s underwriter), and Patton Boggs LLP (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report	Page: 3

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1. Overview and Financial Analysis

GENERAL OVERVIEW

The Bank, after the Conversion, will be a federally chartered stock savings bank. As of September 30, 2004, the Bank had $93.4 million in total assets, $77.9 million in deposits, $59.0 million in net loans and $7.7 million in equity.

The following table shows the Bank’s facilities as of September 30, 2004.

FIGURE 1 – CURRENT FACILITIES LIST

Location	Year Opened/ Acquired	Owned/ Leased	Date of Lease Expiration

Main Office:

216 Adams Avenue
Scranton, PA 18503-1692	1975	Owned	N/A

Branches:

623 South Main Avenue
Scranton, PA 18504-2192	1975	Owned	N/A

334 North Ninth Street
Stroudsburg, PA 18360-1804	1989	Owned	N/A

651 Northern Boulevard
Clarks Summit, PA 18411-9025	1999	Leased	2009

Proposed Branch:

Route 115
Effort, PA 18330	2004	Owned	N/A

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 5

HISTORY

The Bank was organized on February 28, 1877 under the name The German Building Association of Scranton. The German Building Association of Scranton changed its name to Scranton Building Association #10 and was incorporated on February 14, 1902. The Bank operated under the name Scranton Building Association #10 until 1968 when the Bank changed its name to Scranton Savings and Loan Association. In 1975, Scranton Savings and Loan Association acquired West Scranton Savings and Loan Association, which was originally organized in 1907. The Bank’s name was subsequently changed to North Penn Savings and Loan Association. In 1980, North Penn Savings and Loan Association formed a wholly-owned subsidiary, Norpenco, Inc. Norpenco, Inc. was formed to facilitate the purchase of membership shares in a corporation which provided on-line data processing services to Federal Home Loan Bank member banks and savings and loan associations. At the time, North Penn Savings and Loan Association operated out of its main office located at 216 Adams Avenue, Scranton, Pennsylvania and one branch office located at 623 South Main Avenue, Scranton, Pennsylvania. In 1989, North Penn Savings and Loan Association established its second branch office located at 334 North Ninth Street, Stroudsburg, Pennsylvania. In 1999, North Penn Savings and Loan Association established its third branch office located at 651 Northern Boulevard, Clarks Summit, Pennsylvania. On October 1, 2003, North Penn Savings and Loan Association converted from a Pennsylvania state-chartered savings association to a Pennsylvania state-chartered savings bank. As part of its charter conversion, the bank changed its name from North Penn Savings and Loan Association to North Penn Bank.

The Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. The Bank attracts deposits from the general public and uses those funds to originate one-to-four family, multi-family and commercial real estate, construction, commercial business, and consumer loans, which the Bank primarily holds for investment.

Conversion Valuation Appraisal Report	Page: 6

STRATEGIC DIRECTION

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization, we plan to continue our strategy of:

•	operating as an independent community-oriented financial institution;

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase and diversify lending in our market area;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolio;

•	managing our net interest margin and interest rate risk; and

•	increasing core deposits and noninterest income.

Conversion Valuation Appraisal Report	Page: 7

BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $1.2 million, or 1.35%, from $92.2 million at September 30, 2003 to $93.4 million at September 30, 2004.

Equity has increased $16 thousand since December 31, 2003. The equity to assets ratio is currently 8.24%.

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 8

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

	At September 30 2004	At December 31,
		2003	2002
	$ in thousands
Selected Financial Condition Data:
Assets	$93,444	$92,199	$91,265
Cash and cash equivalents	659	3,068	7,312
Loans receivable, net	58,991	49,021	58,248
Securities available-for-sale	26,506	31,530	16,318
Securities held-to-maturity	1,097	2,437	4,423
FHLB advances	7,240	5,000	7,000
Deposits	77,910	79,180	76,256
Total equity	7,699	7,683	7,607

Source: Offering Prospectus

FIGURE 4 - KEY RATIOS

	At or For the Nine Months Ended Ended September 30,		At or For the Year Ended December 31,
	2004	2003	2003	2001
Selected Ratios and Other Data:
Performance Ratios:
Return on average assets	0.41%	0.54%	0.43%	0.43%
Return on average equity	4.95	6.25	5.00	5.30
Interest rate spread	3.06	3.00	2.92	3.17
Net interest margin on average earning assets	3.21	3.20	3.12	3.40
Noninterest expense to average interests	2.93	2.76	2.77	2.63
Efficiency ratio	84.17	77.43	79.86	73.97
Average interest-earning assets to average interest-bearing liabilities	106.74	107.25	107.21	106.87
Capital Ratios:
Average equity to average assets	8.27%	8.64%	8.62%	8.08%
Equity to total assets at end of period	8.24	8.78	8.33	8.34
Asset Quality Ratios:
Allowance for loan losses to total loans	1.54%	1.98%	1.97%	1.72%
Allowance for loan losses to non-performing loans	89.84	112.67	99.39	116.31
Net chargeoffs to average loans outstanding	0.12	0.06	0.09	0.02
Nonperforming loans to total loans, net	1.71	1.76	1.18	1.48
Nonperforming assets to total assets	1.14	1.01	1.97	1.16
Other data:
Number of Offices	4	4	4	4

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $10.0 million from December 31, 2003 to September 30, 2004, and as a percent of assets, the loan portfolio has increased from 53.17% to 63.13%, respectively.

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The Bank’s loan mix is diverse with approximately half in residential mortgages.

FIGURE 6 - LOAN MIX AS OF SEPTEMBER 30, 2004 CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

The mix has shifted toward commercial business loans and away from residential loans. Auto loans have also grown as a percentage of the portfolio.

FIGURE 7 - LOAN MIX

	At September 30		At December 31
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	$ in thousands
Real Estate Loans:
Residential	$29,339	48.9%	$29,457	58.8%	$41,957	70.6%
Construction	1,678	2.8%	565	1.1%	1,223	2.1%
Commercial Business Loans	16,906	28.2%	10,253	20.5%	5,223	8.8%
Consumer Loans:
Savings Accounts	277	0.4%	344	0.7%	254	0.4%
Personal	234	0.4%	390	0.7%	385	0.6%
Automobile	8,168	13.6%	5,808	11.6%	6,415	10.8%
Home Equity	3,384	5.7%	3,292	6.6%	3,975	6.7%

Total Loans	59,986	100.0%	50,109	100.0%	59,432	100.0%
Less:
Allowance for loan losses	(920)		(985)		(1,020)
Unearned income	(75)		(103)		(164)

Loans receivable, net	58,991		49,021		58,248

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

INVESTMENTS

The investment portfolio size has fluctuated. The Bank invests predominately in mortgage-backed securities, corporate debt and obligations of states and political subdivisions.

FIGURE 8 - SECURITIES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table illustrates the Bank’s investment portfolio.

FIGURE 9 - INVESTMENT MIX

	At September 30	At December 31,
	2004	2003	2002
	$ in thousands
Investment securities available for sale:
Mortgage-backed securities	$12,194	$13,624	$854
Obligations of states and political subdivisions (taxable)	1,692	3,011	3,582
Other	3,057	3,968	—
Corporate debt securities	9,563	10,927	11,882

Total	26,506	31,530	16,318

Investment securities held to maturity:
Mortgage-backed securities	1	3	9
Other	—	—	2,000
Obligations of states and political subdivisions (taxable)	1,096	1,935	1,917
Corporate debt securities	—	499	497

Total securities available for sale	1,097	2,437	4,423
Total investment securities	$27,603	$33,967	$20,741

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

ASSET QUALITY

The Bank’s level of nonperforming loans has decreased $17 thousand between December 31, 2003 and September 30, 2004. The nonperforming assets as a percentage of total assets also decreased modestly.

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

At September 30, 2004, the Bank’s nonperforming loans to total loan ratio was 1.71% and the non-performing assets to total assets ratio was 1.09%.

FIGURE 11 - NON-PERFORMING LOANS

	At September 30,	At December 31
	2004	2003	2002
	(Dollars in Thousands)
Non-accrual loans:
Real estate:
Residential	$861	$758	$738
Commercial	—	—	—
Construction	—	—	—

Total real estate	861	758	738
Commercial business	144	57	127
Home equity loans	—	—	—
Other consumer loans	19	176	12

Total non-accrual loans	1,024	991	877
Accuring loans past due 90 days or more:
Real estate loans	$—	$—	$—
Construction	—	—	—
Commercial business loans	—	—	—
Consumer loans	—	—	—

Total	—	—	—
Total of nonaccrual and 90 days or more past due loans	1,024	991	877
Other real estate owned assets:
Real estate owned	37	87	182
Other nonperforming assets	—	—	—

Total non-performing assets	$1,061	$1,078	$1,059

Troubled debt restructurings	—	—	127

Troubled debt restructures non-performing loans	1,061	1,078	1,186
	$—	$—	$—

Total nonperforming loans to total loans	1.71%	1.98%	1.48%
Total nonperforming loans to total assets	1.09%	1.07%	0.96%
Total non-performing assets and troubled debt restructurings to total assets	1.14%	1.17%	1.30%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

The ALLL decreased $65 thousand from December 31, 2003 to September 30, 2004. The Bank’s ALLL to loans ratio decreased from 1.97% at December 31, 2003 to 1.54% at September 30, 2004.

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

FUNDING COMPOSITION

Deposits have decreased from $79.2 million at December 31, 2003 to $77.9 million at September 30, 2004. Borrowings increased $2.2 million from December 31, 2003 to September 30, 2004.

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

The following chart illustrates the Bank’s deposit mix as of September 30, 2004.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

ASSET/LIABILITY MANAGEMENT

The following chart depicts the Bank’s cumulative interest rate gap as a percentage of assets at September 30, 2004.

FIGURE 15 – CUMULATIVE INTEREST RATE GAP TO ASSETS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

NET WORTH AND CAPITAL

At September 30, 2004, the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

	Actual at September 30, 2004
Regulatory Capital Position	Amount	Percentage of Assets
GAAP Capital	$7,699	8.24%
Tier 1 (Core) Capital
Capital Level	$7,645	8.22%
Requirement	3,721	4.00%

Excess	$3,924	4.22%
Total Capital (to risk-weighted assets):
Capital Level	$8,429	13.46%
Requirement	5,008	8.00%

Excess	$3,421	5.46%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

INCOME AND EXPENSE TRENDS

Net income increased $7 thousand, or 1.78%, between the year ended December 31, 2002 and the year ended December 31, 2003.

Net income for the nine months ended September 30, 2004 was $88 thousand below the net income for the nine months ended September 30, 2003. The decrease is primarily attributable to higher noninterest expense.

FIGURE 17 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

The net interest spread and margin increased between the nine months ended September 30, 2003 and the nine months ended September 30, 2004. The increase is attributable to a lower cost of interest bearing liabilities, which was partially offset by a lower yield on earning assets.

FIGURE 18 - AVERAGE YIELDS AND COSTS

	For the Nine Months Ended September 30,
	2004			2003
	Average Balance	Interest & Dividends	Yield/ Cost	Average Balance	Interest & Dividends	Yield/ Cost
Interest-Earning Assets:
Loans	$53,816	$2,481	6.15%	$54,525	$2,753	6.73%
Investment securities
Available for sale	29,709	996	4.47%	24,076	948	5.25%
Held-to-maturity	2,169	105	6.45%	2,860	132	6.15%
Other interest-earning assets	1,700	8	0.63%	5,133	47	1.22%

Total interest-earning assets	87,394	3,590	5.48%	86,594	3,880	5.97%
Non-interest-earning assets	5,450			5,484

Total assets	$92,844			$92,078

Interest-Bearing Liabilities
Savings, NOW & Money market	$28,881	$234	1.08%	$21,251	$166	1.04%
Time Deposits	47,740	1,015	2.83%	52,519	1,348	3.42%

Total interest-bearing deposits	76,621	1,249	2.17%	73,770	1,514	2.74%
Other Borrowings	5,258	239	6.06%	6,974	286	5.47%

Total interest-bearing liabilities	81,879	1,488	2.42%	80,744	1,800	2.97%
Other non-interest-bearing liabilities	3,283			3,377

Total liabilities	85,162			84,121
Equity	7,682			7,957

Total liabilities and equity	$92,844			$92,078

Net interest income		$2,102			$2,080

Interest rate spread			3.06%			3.00%
Net interest margin			3.21%			3.20%
Average interest-earning assets to interest-bearing liabilities			106.74%			107.25%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

Spread and margin declined between the year ended December 31, 2002 and the year ended December 31, 2003. However, spread and margin increased from the nine moths ended September 30, 2003 to the nine months ended September 30, 2004.

FIGURE 19 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 24

The Bank posted net income of $285 thousand for the nine months ended September 30, 2004, compared with $373 thousand for the nine months ended September 30, 2003. The decrease is primarily attributable to higher noninterest expense.

FIGURE 20 - INCOME STATEMENT TRENDS

	For the Nine Months Ended September 30		For the Year Ended December 31,
	2004	2003	2003	2002
	$ in thousands
Selected Operating Data:
Interest and dividend income	$3,590	$3,880	$5,042	$5,834
Interest expense	1,488	1,880	2,336	2,847

Net interest income	2,102	2,080	2,706	2,987
Provision for loan losses	—	15	15	40

Net interest income after provision for loan losses	2,102	2,065	2,691	2,947
Non interest income	328	394	469	286
Non interest expense	2,042	1,904	2,554	2,421

Income before extraordinary loss and provision for income taxes	388	555	606	812
Provision for income taxes	103	182	206	313

Net income before extraordinary loss	285	373	400	499
Extraordinary (loss)	—	—	—	(106)

Net income	$285	$373	$400	$393

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

Between 2002 and 2003 ROAA and ROAE declined. ROAA and ROAE declined from the nine month period ended September 30, 2003 to the nine month period ended September 30, 2004.

FIGURE 21 - PROFITABILITY TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is not a party to any pending legal proceedings that the Bank believes would have a material adverse effect on the financial condition, results of operations or cash flows.

SUBSIDIARIES

The Bank has one direct subsidiary, Norpenco, Inc., which was incorporated on February 7, 1980. Norpenco made a capital investment, together with several other savings associations in 1980, in a computer service center used by those savings associations for the processing of their records. Some years later, the computer service center was reorganized and Norpenco became a shell corporation without assets or operations. On April 24, 2004, the Bank received approval from the Pennsylvania Department of Banking for Norpenco to make equity investments in Pennsylvania state-chartered and federally chartered banks and thrift institutions directly or through investment in their holding companies to the degree permissible under Pennsylvania law. On July 21, 2004, the Federal Deposit Insurance Corporation also approved the Bank’s request. Norpenco had no assets as of September 30, 2004.

Conversion Valuation Appraisal Report	Page: 27

2. Market Area Analysis

The following tables provide deposit and demographic data for the Counties of Hartford and Tolland and the State of Conneticut.

FIGURE 22 – DEPOSIT AND DEMOGRAPHIC DATA FOR LACKAWANNA COUNTY

Market: Lackawanna, PA				Deposit Data as of 6/30/2004

Deposits Summary
(Deposit data in $000)

	6/2000	6/2001	6/2002	6/2003	6/2004	CAGR(%)
Bank Deposits	3,161,714	3,264,956	3,399,067	3,475,593	3,518,468	2.71
Thrift Deposits	229,281	232,219	243,792	251,190	191,538	-4.40
Savings Bank Deposits	0	0	0	0	59,588	NA
Credit Union Deposits	241,796	261,594	298,023	334,622	342,063	9.06
Total Deposits	3,390,995	3,497,175	3,642,859	3,726,783	3,769,594	2.68
Weighted Deposits	3,390,995	3,497,175	3,642,859	3,726,783	3,769,594	2.68

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	213,295	209,082	204,066	-1.98	-2.40
0-14 Age Group (%):	18	17	16	-6.70	-6.53
15-34 Age Group (%):	25	25	24	-1.82	-3.30
35-54 Age Group (%):	29	29	28	-1.75	-4.18
55+ Age Group (%):	29	30	31	0.56	2.39

Total Households:	86,218	85,232	84,079	-1.14	-1.35
$0-24K Households (%):	37	33	29	-10.41	-12.98
$25-50K Households (%):	31	29	28	-5.50	-5.35
$50K+ Households (%):	32	37	42	13.59	12.24

Average Household Income:	45,679	51,072	58,026	11.81	13.62
Median Household Income:	34,522	37,901	42,920	9.79	13.24
Per Capita Income:	18,710	21,143	24,249	13.00	14.69

Source: Claritas

Source: SNL Securities

FIGURE 23 – DEPOSIT AND DEMOGRAPHIC DATA FOR MONROE COUNTY

Market: Monroe, PA				Deposit Data as of 6/30/2004

Deposits Summary
(Deposit data in $000)

	6/2000	6/2001	6/2002	6/2003	6/2004	CAGR(%)
Bank Deposits	994,591	1,028,369	1,157,729	1,310,708	1,388,982	8.71
Thrift Deposits	317,526	328,998	364,666	377,844	377,516	4.42
Savings Bank Deposits	0	0	0	0	21,184	NA
Credit Union Deposits	36,497	39,910	47,897	57,420	61,331	13.86
Total Deposits	1,312,117	1,357,367	1,522,395	1,688,552	1,787,682	8.04
Weighted Deposits	1,312,117	1,357,367	1,522,395	1,688,552	1,787,682	8.04

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	138,687	156,276	178,377	12.68	14.14
0-14 Age Group (%):	22	20	20	3.40	10.24
15-34 Age Group (%):	24	26	25	20.15	12.30
35-54 Age Group (%):	32	32	32	11.97	12.46
55+ Age Group (%):	21	22	24	14.90	22.38

Total Households:	49,454	55,735	63,578	12.70	14.07

$0-24K Households (%):	25	22	18	-1.40	-3.76
$25-50K Households (%):	29	26	24	1.67	4.47
$50K+ Households (%):	46	52	58	27.02	26.40

Average Household Income:	55,349	62,859	72,656	13.57	15.59
Median Household Income:	46,463	52,192	59,341	12.33	13.70
Per Capita Income:	20,011	22,663	26,116	13.25	15.24

Source: Claritas

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 28

FIGURE 24 – DEPOSIT AND DEMOGRAPHIC DATA FOR PENNSYLVANIA

Market: PA				Deposit Data as of 6/30/2004

Deposits Summary
(Deposit data in $000)

	6/2000	6/2001	6/2002	6/2003	6/2004	CAGR(%)
Bank Deposits	148,837,772	152,255,222	154,877,981	173,984,031	177,679,614	4.53
Thrift Deposits	23,473,408	21,969,811	24,720,787	22,617,658	21,695,769	-1.95
Savings Bank Deposits	4,708,618	5,071,368	8,705,505	11,447,165	11,296,413	24.45
Credit Union Deposits	13,838,462	15,271,347	17,355,404	19,028,713	19,701,664	9.23
Total Deposits	177,019,798	179,296,401	188,304,273	208,048,854	210,671,796	4.45
Weighted Deposits	177,019,798	179,296,401	188,304,273	208,048,854	210,671,796	4.45

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	12,281,054	12,388,063	12,533,018	0.87	1.17
0-14 Age Group (%):	20	19	18	-3.90	-2.86
15-34 Age Group (%):	26	26	25	0.21	0.21
35-54 Age Group (%):	30	30	29	1.23	-0.52
55+ Age Group (%):	25	26	27	4.91	7.00
Total Households:	4,777,003	4,836,825	4,916,825	1.25	1.65
$0-24K Households (%):	30	28	24	-8.28	-10.29
$25-50K Households (%):	30	29	27	-4.01	-3.75
$50K+ Households (%):	39	44	49	12.56	12.73
Average Household Income:	52,682	58,929	66,585	11.86	12.99
Median Household Income:	40,545	44,059	48,595	8.67	10.30
Per Capita Income:	20,880	23,429	26,575	12.21	13.43

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 29

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction. Due to these differences, MHC trading multiples are substantially different than fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 30

As of the date of this appraisal, there are a total of 24 MHCs traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value. These institutions are examined on a secondary basis.

In examining the Bank relative to other publicly traded MHCs, one of the largest differences is the difference in size. FinPro began the screening process by eliminating all MHCs with assets greater than $1.0 billion. This eliminated five MHCs, Hudson City Bancorp ($19.3 B), People’s Bank ($10.5 B), Capital Federal Financial ($8.5 B), Northwest Bancorp ($6.2 B) and Charter Financial ($1.1 B). FinPro also eliminated Rome Bancorp as it has announced its second step conversion and its pricing multiples reflect its expected second step exchange ratio.

FinPro ordinarily excludes institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively. However, 10 of the remaining 18 converted since September 30, 2003, which would result in a too few Comparables. Therefore, FinPro included the three companies, Cheviot Financial, Clifton Savings Bancorp and K-Fed, that converted on or prior to March 31, 2004. This results in a total of 11 Comparables, 8 of which are located in the Northeast Region with the Bank.

Conversion Valuation Appraisal Report	Page: 31

FIGURE 25 - COMPARABLE GROUP

		Corporate
Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	NASDAQ	Broomall	PA	8	03/03/1995
BCSB	BCSB Bankcorp, Inc. (MHC)	NASDAQ	Baltimore	MD	15	07/08/1998
CHEV	Cheviot Financial Corp. (MHC)	NASDAQ	Cincinnati	OH	5	01/06/2004
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NASDAQ	Clifton	NJ	10	03/04/2004
GCBC	Greene County Bancorp Inc. (MHC)	NASDAQ	Catskill	NY	7	12/30/1998
GOV	Gouverneur Bancorp Inc. (MHC)	AMEX	Gouverneur	NY	2	03/23/1999
JXSB	Jacksonville Bancorp, Inc. (MHC)	NASDAQ	Jacksonville	IL	8	04/21/1995
KFED	K-Fed Bancorp (MHC)	NASDAQ	Covina	CA	5	03/31/2004
ONFC	Oneida Financial Corp. (MHC)	NASDAQ	Oneida	NY	10	12/30/1998
PBHC	Pathfinder Bancorp, Inc. (MHC)	NASDAQ	Oswego	NY	6	11/16/1995
WFD	Westfield Financial Inc. (MHC)	AMEX	Westfield	MA	10	12/28/2001
	Average
	Median
	Maximum
	Minimum

	North Penn Bancorp, Inc.		Scranton	PA	4

BASIS FOR COMPARISON

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

Conversion Valuation Appraisal Report	Page: 32

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size The Comparable Group should have a similar asset size to the Bank. Due to the size of the Bank and the trading liquidity requirement for the Comparable Group it is not possible to find Comparables of the same size. The Comparable Group ranged in size from $98.0 million to $794.2 million in total assets with a median of $381.8 million. The Bank’s asset size was $93.4 million as of September 30, 2004. On a pro forma basis, the Bank’s assets are projected to be $99.5 million.

2. Profitability The Comparable Group had a median ROAA of 0.61% and a median ROAE of 5.12% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.10% to a high of 1.10%, while the ROAE measure ranged from a low of 1.51% to a high of 10.14%. The Bank had an ROAA of 0.41% and an ROAE of 4.95% for the nine months ending September 30, 2004. On a pro forma basis, the Bank’s ROAA and ROAE are 0.41% and 2.95%, respectively.

3. Capital Level The Comparable Group had a median equity to assets ratio of 12.11% with a high of 28.02% and a low of 5.38%. At September 30, 2004, the Bank had an equity to assets ratio of 8.24%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 13.82%.

4. Balance Sheet Mix At September 30, 2004, the Bank had a net loan to asset ratio of 63.13%. The median loan to asset ratio for the Comparables was 54.39%, ranging from a low of 41.60% to a high of 82.04%. On the liability side, the Bank’s deposit to asset ratio was 83.38% at September 30, 2004 while the Comparable median was 76.43%, ranging from 61.74% to 87.04%. The Bank’s borrowing to assets ratio is 7.75%, while the Comparable median borrowings to assets ratio was 8.17% with a range of 2.36% to 18.36%.

Conversion Valuation Appraisal Report	Page: 33

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion Recent conversions, those completed after March 31, 2004, were excluded since the earnings of a newly converted institution do not reflect the benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 34

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 26 - KEY FINANCIAL INDICATORS

	The Bank at or for the Nine Months Ended 9/30/04	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	76.90	69.36
Total Net Loans to Assets	63.13	54.39
Securities to Assets	29.54	37.02
Deposits to Assets	83.38	76.43
Borrowed Funds to Assets	7.75	8.17
Balance Sheet Growth
Asset Growth Rate	1.80	7.57
Loan Growth Rate	27.12	7.99
Deposit Growth Rate	(2.14)	4.86
Capital
Equity to Assets	8.24	12.11
Tangible Equity to Tangible Assets	8.24	10.88
Intangible Assets to Equity	—	—
Regulatory Core Capital to Assets	8.22	9.40
Equity + Reserves to Assets	9.22	12.66
Asset Quality
Non-Performing Loans to Loans	1.71	0.64
Reserves to Non-Performing Loans	89.84	196.20
Non-Performing Assets to Assets	1.14	0.31
Non-Performing Assets to Equity	13.78	3.08
Reserves to Loans	1.54	0.95
Reserves to Non-Performing Assets + 90 Days Del.	89.84	130.54
Profitability
Return on Average Assets	0.41	0.61
Return on Average Equity	4.95	5.12
Income Statement
Yield on Average Earning Assets	5.48	4.54
Cost of Average Interest Bearing Liabilities	2.42	2.17
Net Interest Spread	3.06	3.06
Net Interest Margin	3.21	3.22
Noninterest Income to Average Assets	0.47	0.38
Noninterest Expense to Average Assets	2.93	2.70
Efficiency Ratio	72.13	67.24
Overhead Ratio	81.54	63.05

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Note: All of the Bank data is at or for nine months ended September 30, 2004.

Note: All of the Comparable data is as of or for the last twelve months.

Conversion Valuation Appraisal Report	Page: 35

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 36

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

FIGURE 27 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
Ticker	Short Name	Total Assets ($000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities Assets (%)	Deposits/ Assets (%)	Borrowings/ Assets (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	381,788	72.63	54.52	33.33	75.07	14.75
BCSB	BCSB Bankcorp, Inc. (MHC)	749,957	63.39	49.19	44.51	77.60	16.27
CHEV	Cheviot Financial Corp. (MHC)	275,116	114.08	74.28	22.16	65.11	6.07
CSBK	Clifton Savings Bancorp, Inc. (MHC)	774,663	59.10	41.60	49.69	70.39	2.79
GCBC	Greene County Bancorp Inc. (MHC)	284,675	63.26	54.39	37.02	85.99	2.63
GOV	Gouverneur Bancorp Inc. (MHC)	98,026	124.15	76.65	15.07	61.74	18.36
JXSB	Jacksonville Bancorp, Inc. (MHC)	259,704	56.14	48.86	43.07	87.04	3.55
KFED	K-Fed Bancorp (MHC)	606,583	107.34	82.04	10.37	76.43	8.17
ONFC	Oneida Financial Corp. (MHC)	427,249	69.36	49.73	37.40	71.70	15.35
PBHC	Pathfinder Bancorp, Inc. (MHC)	303,029	79.33	61.97	25.33	78.12	13.37
WFD	Westfield Financial Inc. (MHC)	794,188	62.03	47.69	43.28	76.89	7.74
	Average	450,453	79.16	58.27	32.84	75.10	9.91
	Median	381,788	69.36	54.39	37.02	76.43	8.17
	Maximum	794,188	124.15	82.04	49.69	87.04	18.36
	Minimum	98,026	56.14	41.60	10.37	61.74	2.63

	North Penn Bancorp, Inc.	93,444	76.90	63.13	29.54	83.38	7.75

	Variance to the Comparable Median	(288,344)	7.54	8.74	(7.48)	6.95	(0.42)

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size – The Bank at $93.4 million, is significantly small than the Comparable Group median of $381.8 million. The adjustment for the difference in size will be addressed in the liquidity section.

Asset Composition - The Bank’s net loan to asset ratio of 63.13% is above the Comparable Group median of 54.39%.

Funding Mix - The Bank is primarily funded through deposits, 83.38% of assets. The Bank’s borrowings to assets ratio of 7.75% is in-line with the Comparable Group median of 8.17%. The Comparable Group has a deposits to assets ratio of 76.43%.

Conversion Valuation Appraisal Report	Page: 37

Cash Liquidity - The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines. Both the Bank and the Comparable Group has excess borrowing capacity.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 20. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

FIGURE 28 - CAPITAL DATA

		Capital for the Most Recent Period End
Ticker	Short Name	Equity/ Assets (%)	Tangible Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	9.39	9.39	—	9.40	10.05
BCSB	BCSB Bankcorp, Inc. (MHC)	5.38	5.04	6.63	7.21	5.70
CHEV	Cheviot Financial Corp. (MHC)	28.02	28.02	—	NA	28.30
CSBK	Clifton Savings Bancorp, Inc. (MHC)	26.06	26.06	—	18.83	26.19
GCBC	Greene County Bancorp Inc. (MHC)	10.88	10.88	—	9.24	11.32
GOV	Gouverneur Bancorp Inc. (MHC)	18.21	18.21	—	17.70	18.94
JXSB	Jacksonville Bancorp, Inc. (MHC)	7.98	6.90	14.60	6.76	8.82
KFED	K-Fed Bancorp (MHC)	14.95	14.30	5.10	10.07	15.34
ONFC	Oneida Financial Corp. (MHC)	12.11	9.29	25.70	8.31	12.66
PBHC	Pathfinder Bancorp, Inc. (MHC)	7.24	5.84	20.60	NA	7.87
WFD	Westfield Financial Inc. (MHC)	14.69	14.69	—	14.67	15.32
	Average	14.08	13.51	6.60	11.35	14.59
	Median	12.11	10.88	—	9.40	12.66
	Maximum	28.02	28.02	25.70	18.83	28.30
	Minimum	5.38	5.04	—	6.76	5.70

	North Penn Bancorp, Inc.	8.24	8.24	—	8.22	9.22

	Variance to the Comparable Median	(3.87)	(2.64)	—	(1.18)	(3.44)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Comparable Group’s median equity to assets ratio of 12.11% is above than the Bank’s ratio of 8.24%. The Bank’s pro forma equity to assets ratio is projected to be 13.82% at the midpoint of the valuation range.

Intangible Levels - A factor influencing market values is the level of intangibles that an institution carries on its books. Five of the Comparables have a material level of intangible assets. The Bank does not have any intangibles.

Conversion Valuation Appraisal Report	Page: 38

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 29 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
Ticker	Short Name	NPLs/ Loans (%)	Reserves/ NPLs (%)	NPAs/ Assets (%)	NPAs/ Equity (%)	Reserves/ Loans (%)	Reserves/ NPAs + 90 (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.64	188.89	1.36	14.45	1.21	42.74
BCSB	BCSB Bankcorp, Inc. (MHC)	0.30	216.50	0.17	3.08	0.65	191.96
CHEV	Cheviot Financial Corp. (MHC)	0.06	586.26	0.17	0.60	0.38	165.52
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.08	414.34	0.03	0.12	0.32	414.34
GCBC	Greene County Bancorp Inc. (MHC)	0.20	417.43	0.14	1.30	0.82	315.67
GOV	Gouverneur Bancorp Inc. (MHC)	0.92	103.04	0.86	4.73	0.95	84.36
JXSB	Jacksonville Bancorp, Inc. (MHC)	1.41	120.81	0.92	11.47	1.70	88.47
KFED	K-Fed Bancorp (MHC)	0.01	NM	0.01	0.09	0.47	NM
ONFC	Oneida Financial Corp. (MHC)	1.14	95.55	0.57	4.73	1.08	95.55
PBHC	Pathfinder Bancorp, Inc. (MHC)	1.56	63.94	1.06	14.57	1.00	59.01
WFD	Westfield Financial Inc. (MHC)	0.65	203.51	0.31	2.10	1.32	203.51
	Average	0.63	241.03	0.51	5.20	0.90	166.11
	Median	0.64	196.20	0.31	3.08	0.95	130.54
	Maximum	1.56	586.26	1.36	14.57	1.70	414.34
	Minimum	0.01	63.94	0.01	0.09	0.32	42.74

	North Penn Bancorp, Inc.	1.71	89.84	1.14	13.78	1.54	89.84

	Variance to the Comparable Median	1.07	(106.36)	0.83	10.70	0.59	(40.69)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of non-performing loans (“NPL”) to total loans, at 1.71% is well above the Comparable Group median at 0.64%. The Bank had a non-performing assets to assets ratio of 1.14%, which is above the Comparable median of 0.31%. The Bank’s reserve level, 1.54% of total loans, is above the Comparable median of 0.95% of loans. The Bank’s level of reserves to NPLs is below that of the Comparable Group, due to the Bank’s higher level of NPLs.

Conversion Valuation Appraisal Report	Page: 39

Positive	Neutral	Negative
Higher Deposits to Assets	Pro Forma Capital	Lower Assets

Higher Loans to Assets	Borrowings to Assets	Higher NPLs and NPAs

ALLL to Loans	Liquidity

The Bank’s asset mix is stronger than the Comparables as represented by higher loan to asset ratios. The Bank has a higher deposits to asset ratio. The Bank’s capital levels are below the Comparable Group, but will be higher after the offering. The Bank has a higher level of NPLs and NPAs relative to the Comparable Group. As a percentage of loans, ALLL is above the Comparable Group median, however, as a percentage of NPLs, ALLL is below the Comparable Group median. Taken collectively, no adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 40

BALANCE SHEET GROWTH

The Bank has been able to grow loans at a faster rate than the Comparable Group. However, the Comparable Group has been able to grow deposits, while the Bank has experienced deposit runoff.

FIGURE 30 - BALANCE SHEET GROWTH DATA

		Balance Sheet Growth
Ticker	Short Name	Asset Growth Rate (%)	Loan Growth Rate (%)	Deposit Growth Rate (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	1.36	2.42	3.40
BCSB	BCSB Bankcorp, Inc. (MHC)	17.23	(1.74)	6.31
CHEV	Cheviot Financial Corp. (MHC)	11.83	8.84	(9.18)
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NA	NA	NA
GCBC	Greene County Bancorp Inc. (MHC)	9.73	14.35	10.71
GOV	Gouverneur Bancorp Inc. (MHC)	10.36	24.72	6.31
JXSB	Jacksonville Bancorp, Inc. (MHC)	(2.62)	(5.06)	(3.05)
KFED	K-Fed Bancorp (MHC)	35.23	31.17	28.57
ONFC	Oneida Financial Corp. (MHC)	0.56	7.81	(0.94)
PBHC	Pathfinder Bancorp, Inc. (MHC)	5.41	(3.31)	11.62
WFD	Westfield Financial Inc. (MHC)	(2.69)	8.16	(6.51)
	Average	8.64	8.74	4.72
	Median	7.57	7.99	4.86
	Maximum	35.23	31.17	28.57
	Minimum	(2.69)	(5.06)	(9.18)

	North Penn Bancorp, Inc.	1.80	27.12	(2.14)

	Variance to the Comparable Median	(5.77)	19.13	(6.99)

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative
Higher Loan Growth		Lower Deposit Growth

Lower Asset Growth

Therefore, a modest upward adjustment is warranted for this factor due to the substantial outperformance in loan growth.

Conversion Valuation Appraisal Report	Page: 41

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 42

Net income increased $7 thousand, or 1.78%, between the year ended December 31, 2002 and the year ended December 31, 2003.

Net income for the nine months ended September 30, 2004 was $88 thousand below the net income for the nine months ended September 30, 2003. The decrease is primarily attributable to higher noninterest expense.

FIGURE 31 - NET INCOME TREND

Sources: Offering Circular

Conversion Valuation Appraisal Report	Page: 43

The Bank’s ROAA and ROAE are below the Comparable Group median. The Bank’s higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis, the Bank’s ROAA and ROAE are 0.41% and 2.95%, respectively.

FIGURE 32 - PROFITABILITY DATA

		Profitability
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.63	6.76
BCSB	BCSB Bankcorp, Inc. (MHC)	0.10	1.51
CHEV	Cheviot Financial Corp. (MHC)	0.44	2.16
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.55	2.72
GCBC	Greene County Bancorp Inc. (MHC)	1.10	10.14
GOV	Gouverneur Bancorp Inc. (MHC)	0.89	4.68
JXSB	Jacksonville Bancorp, Inc. (MHC)	0.30	3.99
KFED	K-Fed Bancorp (MHC)	0.61	5.62
ONFC	Oneida Financial Corp. (MHC)	0.78	6.67
PBHC	Pathfinder Bancorp, Inc. (MHC)	0.52	7.02
WFD	Westfield Financial Inc. (MHC)	0.78	5.12
	Average	0.61	5.13
	Median	0.61	5.12
	Maximum	1.10	10.14
	Minimum	0.10	1.51

	North Penn Bancorp, Inc.	0.41	4.95

	Variance to the Comparable Median	(0.20)	(0.17)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 44

FIGURE 33 - INCOME STATEMENT DATA

		Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	NA	NA	NA	3.25	0.36	2.70	76.45	73.73
BCSB	BCSB Bankcorp, Inc. (MHC)	NA	NA	NA	2.45	0.22	2.30	92.48	91.76
CHEV	Cheviot Financial Corp. (MHC)	NA	NA	NA	3.19	0.10	1.89	58.64	57.34
CSBK	Clifton Savings Bancorp, Inc. (MHC)	3.90	NA	NA	2.30	0.04	1.30	57.40	56.63
GCBC	Greene County Bancorp Inc. (MHC)	NA	NA	NA	3.97	0.96	3.12	66.27	57.66
GOV	Gouverneur Bancorp Inc. (MHC)	NA	NA	NA	4.19	0.38	2.80	64.72	61.25
JXSB	Jacksonville Bancorp, Inc. (MHC)	NA	NA	NA	3.11	0.79	2.95	79.74	74.20
KFED	K-Fed Bancorp (MHC)	NA	NA	NA	NA	0.52	1.63	59.58	50.01
ONFC	Oneida Financial Corp. (MHC)	5.22	2.17	3.06	3.37	2.58	4.51	80.82	64.11
PBHC	Pathfinder Bancorp, Inc. (MHC)	NA	NA	NA	3.37	0.72	3.13	80.76	76.31
WFD	Westfield Financial Inc. (MHC)	4.54	NA	NA	3.06	0.37	2.18	67.24	63.05
	Average	4.55	2.17	3.06	3.23	0.64	2.59	71.28	66.00
	Median	4.54	2.17	3.06	3.22	0.38	2.70	67.24	63.05
	Maximum	5.22	2.17	3.06	4.19	2.58	4.51	92.48	91.76
	Minimum	3.90	2.17	3.06	2.30	0.04	1.30	57.40	50.01

	North Penn Bancorp, Inc.	5.48	2.42	3.06	3.21	0.47	2.93	72.13	81.54

	Variance to the Comparable Median	0.94	0.25	—	(0.01)	0.09	0.23	4.89	18.49

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The data for yield, cost of funds and spread are not meaningful due to the lack of Comparable Data.

The Bank has a 1 basis point disadvantage in net margin and a 23 basis point disadvantage in noninterest expense. However, the 9 basis point advantage in noninterest income partially offsets the other disadvantages.

As a result of a higher expense structure, the Bank’s efficiency ratio of 72.13% is higher than the Comparable median of 67.24%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 45

Positive	Neutral	Negative
Higher Noninterest Income		Lower ROAA

	Lower Net Margin	Lower Pro Forma ROAE

Higher Efficiency Ratio

The Bank is less profitable than the Comparables on an ROAA and ROAE basis. The Bank has a higher expense structure, but also has higher noninterest income. Taken collectively, a moderate downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 46

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

Specifics on the Bank’s markets were delineated in Section 2 - Market Area Analysis. The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

Conversion Valuation Appraisal Report	Page: 47

FIGURE 34 – MARKET AREA DATA

Institution Name	County	State	No. Branches Jun-04 (actual)	Pop. Per Branch 2004 (actual)	Pop. Growth 2000-2004 (%)	Pop. Growth 2004-2009 (%)	Pop. Density 2004 (per sq. mile)	Unemp. Rate August 2004 (%)	Per Capita Income 2004 ($)
Westfield Financial Inc. (MHC)	Hampden	MA	159	2,893	1.00	1.00	744	6.50	$21,661
Deposit Weighted Market Data				2,893	1.00	1.00	744	6.50	$21,661

Pathfinder Bancorp Inc. (MHC)	Oswego	NY	37	3,327	1.00	1.00	129	7.00	$18,569
Deposit Weighted Market Data				1,263	0.38	0.38	49	2.66	$7,048

Oneida Financial Corp. (MHC)	Madison	NY	21	3,321	0.00	0.00	106	5.00	$21,531
Oneida Financial Corp. (MHC)	Oneida	NY	78	3,007	0.00	-1.00	193	4.40	$20,279
Oneida Financial Corp. (MHC)	Onondaga	NY	154	2,999	1.00	1.00	592	4.90	$23,512
Deposit Weighted Market Data				3,297	0.01	-0.05	118	4.96	$21,480

K-Fed Bancorp (MHC)	Los Angeles	CA	1771	5,653	5.00	6.00	2,466	6.20	$22,301
K-Fed Bancorp (MHC)	San Bernardino	CA	240	7,800	10.00	11.00	93	5.30	$18,188
K-Fed Bancorp (MHC)	Santa Clara	CA	341	4,983	1.00	1.00	1,316	5.50	$37,897
Deposit Weighted Market Data				5,801	5.09	5.99	2,111	6.04	$23,475

Jacksonville Bancorp (MHC)	Macoupin	IL	26	1,858	-1.00	-2.00	56	5.90	$19,222
Jacksonville Bancorp (MHC)	Montgomery	IL	18	1,691	-1.00	-1.00	43	7.40	$18,099
Jacksonville Bancorp (MHC)	Morgan	IL	20	1,793	-2.00	-3.00	63	6.00	$20,316
Deposit Weighted Market Data				1,789	-1.82	-2.73	61	6.12	$20,014

Greene County Bncp Inc. (MHC)	Albany	NY	125	2,377	1.00	1.00	568	3.30	$26,715
Greene County Bncp Inc. (MHC)	Greene	NY	25	1,947	1.00	1.00	75	4.70	$21,491
Deposit Weighted Market Data				1,967	1.00	1.00	97	4.64	$21,729

Greater DE Valley Hldgs MHC	Delaware	PA	186	2,986	1.00	1.00	3,015	5.20	$27,945
Deposit Weighted Market Data				2,986	1.00	1.00	3,015	5.20	$27,945

Gouverneur Bancorp (MHC)	Jefferson	NY	42	2,502	-6.00	-8.00	83	6.10	$17,977
Gouverneur Bancorp (MHC)	Saint Lawrence	NY	41	2,695	1.00	2.00	41	6.70	$17,212
Deposit Weighted Market Data				2,676	0.30	1.00	45	6.64	$17,288

Clifton Svngs Bncp Inc.(MHC)	Bergen	NJ	472	1,906	2.00	2.00	3,842	4.10	$38,229
Clifton Svngs Bncp Inc.(MHC)	Passaic	NJ	159	3,140	2.00	2.00	2,695	6.20	$23,559
Deposit Weighted Market Data				2,924	2.00	2.00	2,897	5.83	$26,137

Cheviot Financial (MHC)	Hamilton	OH	356	2,313	-3.00	-3.00	2,022	5.30	$26,615
Cheviot Financial (MHC)	Warren	OH	67	2,785	18.00	19.00	467	4.00	$29,340
Deposit Weighted Market Data				2,314	-3.00	-3.00	2,022	5.30	$26,615

BCSB Bankcorp Inc. (MHC)	Baltimore	MD	282	2,225	-4.00	-5.00	7,764	4.50	$18,336
BCSB Bankcorp Inc. (MHC)	Baltimore (City)	MD	153	5,094	3.00	4.00	1,302	4.50	$29,125
BCSB Bankcorp Inc. (MHC)	Harford	MD	79	2,963	7.00	8.00	532	4.10	$27,654
BCSB Bankcorp Inc. (MHC)	Howard	MD	67	3,989	8.00	9.00	1,060	2.70	$37,584
Deposit Weighted Market Data				2,477	-1.46	-2.00	6,120	4.35	$20,978

Comparable Median				2,676	0.38	1.00	744	5.30	$21,661
North Penn Bank	Lackawanna	PA	101	2,070	-2.00	-2.00	456	6.20	$21,143
North Penn Bank	Monroe	PA	57	2,742	13.00	14.00	257	6.50	$22,663
Deposit Weighted Market Data				2,246	1.93	2.20	404	6.28	$21,542

Sources: SNL Securities, Claritas and US Bureau of Labor Statistics

Positive	Neutral	Negative
Higher Population Growth	Similar Income	Higher Unemployment

Lower Density

Conversion Valuation Appraisal Report	Page: 48

The Bank’s market area has grown at a faster rate than the Comparable median and is projected to continue to grow at a faster rate. Income levels are similar, however, unemployment levels are also higher. The Bank’s markets have lower population density. Based upon these factors, no adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 49

CASH DIVIDENDS

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however, pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

FIGURE 35 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	1.18	51.43
BCSB	BCSB Bankcorp, Inc. (MHC)	2.93	416.67
CHEV	Cheviot Financial Corp. (MHC)	1.75	NA
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.95	NA
GCBC	Greene County Bancorp Inc. (MHC)	2.55	55.78
GOV	Gouverneur Bancorp Inc. (MHC)	1.60	70.27
JXSB	Jacksonville Bancorp, Inc. (MHC)	1.68	75.00
KFED	K-Fed Bancorp (MHC)	1.31	NA
ONFC	Oneida Financial Corp. (MHC)	3.29	87.60
PBHC	Pathfinder Bancorp, Inc. (MHC)	2.27	64.92
WFD	Westfield Financial Inc. (MHC)	1.55	48.39
	Average	1.91	108.76
	Median	1.68	67.60
	Maximum	3.29	416.67
	Minimum	0.95	48.39

	North Penn Bancorp, Inc.	—	—

	Variance to the Comparable Median	(1.68)	(67.60)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 50

All Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 67.60%, ranging from a high of 416.67% to a low of 48.39%. The Bank, on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 13.82%. The Bank will have adequate capital and profits to pay cash dividends.

The Bank will have a bank holding company and the MHC will not be able to waive dividends under current Federal Reserve Board policy, unlike ten of the eleven OTS regulated holding companies in the Comparable Group. Thus, the Bank will pay out a greater proportion of earnings under its dividend policy than the Comparable Group will. The higher payout ratio limits the Bank’s dividend yield and leveraging capacity.

As such, a slight downward is necessary for this factor.

Conversion Valuation Appraisal Report	Page: 51

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 36 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Price Per Share ($)	Price High ($)	Price Low ($)	Publicly Reported Book Value ($)	Tangible Publicly Rep Book Value ($)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	105.00	30.50	32.25	29.73	10.42	10.42
BCSB	BCSB Bankcorp, Inc. (MHC)	100.60	17.06	17.89	14.87	6.84	6.38
CHEV	Cheviot Financial Corp. (MHC)	113.40	11.43	12.31	10.75	7.77	7.77
CSBK	Clifton Savings Bancorp, Inc. (MHC)	384.10	12.58	12.75	11.10	6.61	6.61
GCBC	Greene County Bancorp Inc. (MHC)	67.60	32.90	33.00	30.00	15.31	15.31
GOV	Gouverneur Bancorp Inc. (MHC)	37.10	16.25	16.37	12.90	7.84	7.84
JXSB	Jacksonville Bancorp, Inc. (MHC)	35.20	17.90	19.25	15.28	10.61	9.06
KFED	K-Fed Bancorp (MHC)	221.40	15.22	15.62	13.01	6.23	5.92
ONFC	Oneida Financial Corp. (MHC)	86.50	11.55	12.74	10.72	6.91	5.13
PBHC	Pathfinder Bancorp, Inc. (MHC)	44.10	18.03	18.50	15.50	9.02	7.16
WFD	Westfield Financial Inc. (MHC)	256.80	25.74	25.86	21.71	12.31	12.31
	Average	131.98	19.01	19.69	16.87	9.08	8.54
	Median	100.60	17.06	17.89	14.87	7.84	7.77
	Maximum	384.10	32.90	33.00	30.00	15.31	15.31
	Minimum	35.20	11.43	12.31	10.72	6.23	5.13

	North Penn Bancorp, Inc.	16.98	NA	NA	NA	NA	NA

	Variance to the Comparable Median	(83.62)	NA	NA	NA	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $35.2 million to a high of $384.1 million with a median market capitalization of $100.6 million. The Bank expects to have $17.0 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on the OTC Electric Bulletin Board. The bid/ask spread on nonliquid stocks can be extremely wide.

A downward adjustment for this factor appears warranted, due to the lower level of market capitalization and expected liquidity, relative to the Comparables.

Conversion Valuation Appraisal Report	Page: 52

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group. The only material difference is that the federally regulated Comparables have the ability to waive dividends to the MHC. This factor was addressed in the cash dividends section.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 53

5. Other Factors

MANAGEMENT

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 54

SUBSCRIPTION INTEREST

The pro forma price to fully converted book multiple of MHC conversions rose dramatically from 2001 to 2004 YTD.

FIGURE 37 - MHC REORGANIZATIONS (SINCE 1/1/01) PRO FORMA DATA

						Price to Pro Forma
Ticker	Short Name	IPO Date	IPO Price ($)	Percentage Retained By MHC (%)	Net Proceeds ($000)	Pro Forma Earnings (x)	Pro Forma Book Value (%)	Pro Forma Tang. Book (%)	Fully Converted Book Value (%)
ACFC	Atlantic Coast Federal Corporation (MHC)	10/05/2004	10.0000	60.00	49,806	NM	NM	NM	87.91
PSBH	PSB Holdings, Inc. (MHC)	10/05/2004	10.0000	53.70	26,218	NM	NM	NM	85.16
NVSL	Naugatuck Valley Financial Corp. (MHC)	10/01/2004	10.0000	55.00	27,373	NM	NM	NM	90.25
SIFI	SI Financial Group Inc. (MHC)	09/30/2004	10.0000	58.00	41,645	NM	NM	NM	90.71
Q3`04	Average					NM	NM	NM	88.51
	Median					NM	NM	NM	89.08

FFFS	First Federal Financial Services, Inc. (MHC)	06/29/2004	10.0000	55.00	15,372	NM	NM	NM	75.90
MNCK	Monadnock Community Bancorp, Inc. (MHC)	06/29/2004	8.0000	55.00	2,613	NM	NM	NM	85.45
OFFO	Osage Federal Financial Inc. (MHC)	04/01/2004	10.0000	70.00	5,480	NM	NM	NM	85.18
WAWL	Wawel Savings Bank (MHC)	04/01/2004	10.0000	60.78	7,027	NM	NM	NM	92.82
Q2`04	Average					NM	NM	NM	84.84
	Median					NM	NM	NM	85.32

KFED	K-Fed Bancorp (MHC)	03/31/2004	10.0000	60.91	48,472	NM	NM	NM	92.00
CZWI	Citizens Community Bancorp (MHC)	03/30/2004	10.0000	67.83	7,416	NM	NM	NM	83.24
CSBK	Clifton Savings Bancorp, Inc. (MHC)	03/04/2004	10.0000	55.00	113,396	NM	NM	NM	92.10
CHEV	Cheviot Financial Corp. (MHC)	01/06/2004	10.0000	55.00	36,987	NM	NM	NM	83.14
Q1`04	Average					NM	NM	NM	87.62
	Median					NM	NM	NM	87.62

2004 YTD	Average					NM	NM	NM	86.99
	Median					NM	NM	NM	86.68

FLTB	Flatbush Federal Bancorp, Inc. (MHC)	10/21/2003	8.0000	53.00	6,947	NM	NM	NM	77.33
ASBH	ASB Holding Company (MHC)	10/03/2003	10.0000	70.00	13,640	NM	NM	NM	80.70
Q4`03	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02

2003	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02

MDNB	Minden Bancorp, Inc. (MHC)	07/02/2002	10.0000	55.00	5,400	NM	NM	NM	61.80
Q3`02	Average					NM	NM	NM	61.80
	Median					NM	NM	NM	61.80

NEBS	New England Bancshares, Inc. (MHC)	06/04/2002	10.0000	55.00	7,655	NM	NM	NM	65.02
Q2`02	Average					NM	NM	NM	65.02
	Median					NM	NM	NM	65.02

2002	Average					NM	NM	NM	63.41
	Median					NM	NM	NM	63.41

WFD	Westfield Financial Inc. (MHC)	12/28/2001	10.0000	53.00	42,156	NM	NM	NM	62.34
AJSB	AJS Bancorp, Inc. (MHC)	12/27/2001	10.0000	51.00	9,828	NM	NM	NM	60.13
CHFN	Charter Financial Corp. (MHC)	10/17/2001	10.0000	80.00	33,386	NM	NM	NM	47.68
Q4`01	Average					NM	NM	NM	56.72
	Median					NM	NM	NM	60.13

2001	Average					NM	NM	NM	56.72
	Median					NM	NM	NM	60.13

1/1/2001	Average					NM	NM	NM	78.89
11/29/2004	Median					NM	NM	NM	83.24

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 55

The first day “pop” has declined in 2004.

FIGURE 38 - MHC REORGANIZATIONS PRICE APPRECIATION

		Percent Change from IPO
Ticker	Short Name	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To date (%)
ACFC	Atlantic Coast Federal Corporation (MHC)	17.50	24.80	29.30	NA	42.40
PSBH	PSB Holdings, Inc. (MHC)	5.00	6.30	4.50	NA	19.00
NVSL	Naugatuck Valley Financial Corp. (MHC)	8.00	8.10	4.20	NA	10.00
SIFI	SI Financial Group Inc. (MHC)	NA	11.00	9.40	NA	22.00
Q3`04	Average	10.17	12.55	11.85	NM	23.35
	Median	8.00	9.55	6.95	NM	20.50

FFFS	First Federal Financial Services, Inc. (MHC)	15.00	20.50	35.00	35.00	50.00
MNCK	Monadnock Community Bancorp, Inc. (MHC)	3.75	2.50	-3.13	-0.13	25.00
OFFO	Osage Federal Financial Inc. (MHC)	20.00	22.50	9.50	9.50	21.50
WAWL	Wawel Savings Bank (MHC)	29.50	25.00	12.50	25.00	15.00
Q2`04	Average	17.06	17.63	13.47	17.34	27.88
	Median	17.50	21.50	11.00	17.25	23.25

KFED	K-Fed Bancorp (MHC)	34.90	30.00	15.10	29.00	52.20
CZWI	Citizens Community Bancorp (MHC)	23.70	32.50	17.50	18.50	50.00
CSBK	Clifton Savings Bancorp, Inc. (MHC)	22.50	37.50	32.90	24.00	25.80
CHEV	Cheviot Financial Corp. (MHC)	33.20	34.70	33.00	31.00	14.30
Q1`04	Average	28.58	33.68	24.63	25.63	35.58
	Median	28.45	33.60	25.20	26.50	37.90

2004 YTD	Average	19.37	21.28	16.65	21.48	28.93
	Median	20.00	23.65	13.80	24.50	23.50

FLTB	Flatbush Federal Bancorp, Inc. (MHC)	63.75	54.38	60.63	60.00	45.63
ASBH	ASB Holding Company (MHC)	62.00	71.00	68.50	79.50	75.00
Q4`03	Average	62.88	62.69	64.57	69.75	60.31
	Median	62.88	62.69	64.57	69.75	60.31

2003	Average	62.88	62.69	64.57	69.75	60.31
	Median	62.88	62.69	64.57	69.75	60.31

MDNB	Minden Bancorp, Inc. (MHC)	19.50	20.00	18.50	13.00	99.00
Q3`02	Average	19.50	20.00	18.50	13.00	99.00
	Median	19.50	20.00	18.50	13.00	99.00

NEBS	New England Bancshares, Inc. (MHC)	23.00	24.00	24.00	23.00	98.00
Q2`02	Average	23.00	24.00	24.00	23.00	98.00
	Median	23.00	24.00	24.00	23.00	98.00

2002	Average	21.25	22.00	21.25	18.00	98.50
	Median	21.25	22.00	21.25	18.00	98.50

WFD	Westfield Financial Inc. (MHC)	33.40	32.40	36.00	47.00	157.40
AJSB	AJS Bancorp, Inc. (MHC)	32.00	29.10	32.50	40.00	147.50
CHFN	Charter Financial Corp. (MHC)	42.50	52.50	74.10	121.00	308.20
Q4`01	Average	35.97	38.00	47.53	69.33	204.37
	Median	33.40	32.40	36.00	47.00	157.40

2001	Average	35.97	38.00	47.53	69.33	204.37
	Median	33.40	32.40	36.00	47.00	157.40

1/1/2001	Average	27.18	28.36	27.05	37.02	67.26
11/29/2004	Median	23.35	25.00	24.00	29.00	45.63

Source: SNL Securities

The aftermarket performance warrants an upward adjustment as the performance continues to be solid.

Conversion Valuation Appraisal Report	Page: 56

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment
Financial Condition	No Adjustment

Balance Sheet Growth	Slight Upward

Earnings Quality, Predictability and Growth	Moderate Downward

Market Area	No Adjustment

Dividends	Slight Downward

Liquidity of the Issue	Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment
Management	No Adjustment

Subscription Interest	Upward

Conversion Valuation Appraisal Report	Page: 57

7. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 9-13.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all Pennsylvania public thrifts, all publicly traded thrifts and the recent (2001 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and Pennsylvania MHC thrifts are shown in Exhibit 7.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

Conversion Valuation Appraisal Report	Page: 58

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro feels that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 59

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint as if fully converted, with a foundation, is estimated to be $16,650,000. Based upon a range below and above the midpoint value, the relative values are $14,152,500 at the minimum and $19,147,500 at the maximum respectively. At the super maximum of the range, the offering value would be $22,019,630.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 39 - VALUE RANGE - FULL OFFERING

Conclusion	Total Shares Shares	Price Per Share	Total Value
Appraised Value - Midpoint	1,665,000	$10	$16,650,000
Range:
- Minimum	1,415,250	$10	14,152,500
- Maximum	1,914,750	10	19,147,500
- Super Maximum	2,201,963	10	22,019,630

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 60

FIGURE 40 – AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median
	Min	34.48
Price-Core Earnings Ratio P/E	Mid	38.46	43.94	38.99	NA	NA	43.51	39.08
	Max	43.48
	Smax	47.62

	Min	73.31%
Price-to-Book Ratio P/B	Mid	77.58%	99.76%	100.42%	NA	NA	105.24%	105.81%
	Max	80.97%
	Smax	84.18%

	Min	73.31%
Price-to-Tangible Book Ratio P/TB	Mid	77.58%	103.35%	105.47%	NA	NA	108.84%	106.79%
	Max	80.97%
	Smax	84.18%

	Min	13.69%
Price-to-Assets Ratio P/A	Mid	15.78%	24.27%	23.15%	NA	NA	26.98%	27.99%
	Max	17.78%
	Smax	19.98%

Source: FinPro Calculations

This equates to the following multiples:

FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT WITH FOUNDATION

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	40.00	38.46	77.58%	77.58%	15.78%
Comparable Group Median	37.41	38.99	100.42%	105.47%	23.15%
(Discount) Premium	6.93%	-1.35%	-22.74%	-26.44%	-31.83%

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 1.35% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 26.44% discount to the Comparable Group.

FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM WITH FOUNDATION

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	50.00	47.62	84.18%	84.18%	19.98%
Comparable Group Median	37.41	38.99	100.42%	105.47%	23.15%
(Discount) Premium	33.66%	22.15%	-16.17%	-20.18%	-13.68%

Source: SNL data, FinPro Calculations

As Figure 42 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 22.15% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 20.18% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 61

The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 44%, is estimated to be $7,492,500. Based upon a range below and above the midpoint value, the relative values are $6,368,630 at the minimum and $8,616,380 at the maximum, respectively. At the super maximum of the range, the offering value would be $9,908,830.

FIGURE 43 - VALUE RANGE MHC OFFERING DATA

Conclusion	Total Shares	Price per Share	Total Value
Appraised Value - $14,435,550 at 44%	636,863	$10	$6,368,630
Appraised Value - $16,983,000 at 44%	749,250	$10	$7,492,500
Appraised Value - $19,530,450 at 44%	861,638	$10	$8,616,380
Appraised Value - $22,460,023 at 44%	990,883	$10	$9,908,830

Source: FinPro Inc. Pro forma Model

FIGURE 44 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	47.62	45.45	123.46%	123.46%	17.07%
Unadjusted MHC Trading Median	41.50	45.00	207.30%	214.90%	27.49%
(Discount) Premium	14.75%	1.00%	-40.44%	-42.55%	-37.90%

Source: SNL data, FinPro Calculations

As Figure 44 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 1.00% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 42.55% discount to the Comparable Group.

FIGURE 45 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	62.50	58.82	141.04%	141.04%	22.09%
Unadjusted MHC Trading Median	41.50	45.00	207.30%	214.90%	27.49%
(Discount) Premium	50.60%	30.71%	-31.96%	-34.37%	-19.64%

Source: SNL data, FinPro Calculations

As Figure 45 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 30.71% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 34.37% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 62

COMPARISON TO NONLIQUID MHC

Nonliquid companies traded at lower levels relative to liquid companies, as discussed in the liquidity of the issue section. The following table displays the trading multiples of all pink sheet MHCs relative to the Comparable Group. The pink sheet median price to GAAP tangible book multiple is 11.49% below the Comparable Group median price to GAAP tangible book multiple.

Conversion Valuation Appraisal Report	Page: 63

FIGURE 46 – COMPARISON TO PINK SHEET MHCS

			Current Price in Relation to
Ticker	Short Name	Current Market Value ($M)	Earnings (x)	Core EPS (x)	LTM EPS (x)	LTM Core EPS (x)	Book Value (%)	Tangible Book Value (%)	Assets (%)
	All Pink Sheet MHC - Full Converted Basis
AJSB	AJS Bancorp, Inc. (MHC)	56.1	27.7	27.7	33.8	34.2	99.9	99.9	18.78
ALMG	Alamogordo Financial Corp. (MHC)	56.3	71.8	86.8	59.6	61.8	91.0	91.0	29.37
ALPN	Alpena Bancshares. Inc. (MHC)	41.9	43.3	138.5	39.8	56.9	101.5	111.6	15.18
ASBH	ASB Holding Company (MHC)	97.2	NA	NA	NA	NA	NA	NA	NA
ASFE	AF Financial Group. Inc (MHC)	21.8	87.8	87.8	NM	NM	99.0	107.1	9.86
CZWI	Citizens Community Bancorp (MHC)	45.6	40.0	40.0	43.0	43.0	99.0	NA	24.20
EBMT	Eagle Bancorp (MHC)	39.6	24.4	24.4	21.3	21.8	92.3	92.3	17.70
EKFC	Eureka Financial Corporation (MHC)	38.4	27.3	27.3	34.7	34.7	97.3	97.3	35.26
FLTB	Flatbush Federal Bancorp. Inc. (MHC)	27.3	50.3	50.3	86.5	86.5	96.8	96.8	18.42
FSGB	First Federal of South Carolina. FSB (MHC)	15.0	NA	NA	NA	NA	NA	NA	NA
GFCJ	Guaranty Financial. MHC	131.9	NA	NA	NA	NA	NA	NA	NA
LBTM	Liberty Savings Bank, FSB (MHC)	38.8	22.1	22.1	42.9	45.2	97.8	97.8	16.52
MDNB	Minden Bancorp, Inc. (MHC)	28.2	17.3	17.3	20.2	20.2	88.5	88.5	22.88
MNCK	Monadnock Community Bancorp, Inc. (MHC)	9.4	NA	NA	NA	NA	NA	NA	NA
MSVB	Mid-Southern Savings Bank. FSB (MHC)	35.5	22.1	22.5	35.6	30.6	97.2	97.2	20.23
NEBS	New England Bancshares. Inc. (MHC)	44.6	31.8	33.0	36.0	38.1	88.3	91.8	19.31
OFFO	Osage Federal Financial Inc. (MHC)	27.7	44.5	44.5	55.1	55.1	91.8	91.8	26.26
RBLG	Roebling Financial Corp, Inc.	20.5	31.0	31.0	34.1	34.1	121.6	121.6	20.63
SERC	Service Bancorp Inc. (MHC)	47.0	22.7	24.0	21.9	22.6	98.4	98.4	13.75
WAKE	Wake Forest Bancshares. Inc. (MHC)	29.3	23.7	23.7	25.0	25.0	97.5	97.5	29.26
WAWL	Wawel Savings Bank (MHC)	24.6	NA	NA	NA	NA	NA	NA	NA
WCFB	Webster City Federal Bancorp (MHC)	47.3	33.8	33.8	35.1	35.1	99.8	100.0	36.94
WFSM	Westborough Financial Services. Inc. (MHC)	50.1	31.5	35.7	34.8	37.7	88.8	88.8	17.17

	All Pink Sheet MHC Median	38.80	31.22	31.97	35.15	35.15	97.39	97.26	19.77

	Comparable Median	100.60	33.79	33.79	37.41	38.99	100.42	105.47	23.15

	Premium/(Discount) to Comparable median		-7.61%	-5.39%	-6.05%	-9.85%	-3.01%	-7.78%	-14.60%

	All Pink Sheet MHC - GAAP Basis
ASFE	AF Financial Group. Inc. (MHC)	21.8	34.6	129.7	NM	NM	174.7	201.8	10.30
AJSB	AJS Bancorp. Inc. (MHC)	56.1	30.9	30.9	39.9	40.5	184.0	184.0	20.37
ALMG	Alamogordo Financial Corp. (MHC)	56.3	NM	142.6	NM	86.8	200.3	200.3	35.52
ALPN	Alpena Bancshares. Inc. (MHC)	41.9	42.1	NM	49.5	72.6	195.5	236.9	16.34
ASBH	ASB Holding Company (MHC)	97.2	NA	175.0	NA	NA	256.8	256.8	23.78
CZWI	Citizens Community Bancorp (MHC)	45.6	53.6	53.6	NA	NA	232.7	NA	28.17
EBMT	Eagle Bancorp (MHC)	39.6	28.5	28.5	24.5	25.1	166.6	166.6	19.86
EKFC	Eureka Financial Corporation (MHC)	38.4	32.6	32.6	42.8	42.8	192.3	192.3	42.91
FSGB	First Federal of South Carolina. FSB (MHC)	15.0	NA	NA	NA	NA	NA	NA	NA
FLTB	Flatbush Federal Bancorp. Inc. (MHC)	27.3	59.0	59.0	NA	NA	172.4	172.4	20.11
GFCJ	Guaranty Financial. MHC	131.9	NA	NA	NA	NA	NA	NA	NA
LBTM	Liberty Savings Bank. FSB (MHC)	38.8	24.8	24.8	51.3	54.5	193.8	193.8	18.05
MSVB	Mid-Southern Savings Bank. FSB (MHC)	35.5	25.3	25.8	44.1	37.7	237.5	237.5	23.07
MDNB	Minden Bancorp. Inc (MHC)	28.2	19.1	19.1	23.4	23.4	154.7	154.7	25.93
MNCK	Monadnock Community Bancorp. Inc. (MHC)	9.4	NA	NA	NA	NA	184.4	184.4	17.25
NEBS	New England Bancshares. Inc. (MHC)	44.6	38.0	39.6	41.2	43.9	155.3	166.7	20.82
OFFO	Osage Federal Financial Inc. (MHC)	27.7	43.4	60.8	NM	NA	203.9	203.9	31.19
RBLG	Roebling Financial Corp. Inc.	20.5	26.9	26.9	31.3	31.3	220.7	220.7	18.17
SERC	Service Bancorp Inc. (MHC)	47.0	25.2	26.7	24.4	25.1	179.5	179.5	14.50
WAKE	Wake Forest Bancshares. Inc. (MHC)	29.3	23.6	27.7	27.1	28.7	180.9	180.9	33.97
WAWL	Wawel Savings Bank (MHC)	24.6	24.4	24.4	NA	NA	188.1	188.1	33.38
WCFB	Webster City Federal Bancorp (MHC)	47.3	39.2	39.2	41.8	41.8	208.0	209.0	45.80
WFSM	Westborough Financial Services, Inc. (MHC)	50.1	37.5	43.4	41.5	45.4	174.4	174.4	18.97

	All Pink Sheet MHC Median	38.80	31.75	32.60	41.20	41.15	188.10	190.20	20.82

	Comparable Median	100.60	38.55	40.20	41.50	45.00	207.30	214.90	27.49

	Premium/(Discount) to Comparable median		-17.64%	-18.91%	-0.72%	-8.56%	-9.26%	-11.49%	-24.26%

Source: SNL data, FinPro Calculations

As a secondary check, FinPro selected all pink sheet MHCs.

Conversion Valuation Appraisal Report	Page: 64

FIGURE 47 – PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S

PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	40.00	38.46	77.58%	77.58%	15.78%
All Pink Sheet Trading Median	35.15	35.15	97.37%	97.26%	19.77%
(Discount) Premium	13.81%	9.43%	-20.32%	-20.23%	-20.18%

Source: SNL data, FinPro Calculations

As Figure 47 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 9.43% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 20.23% discount to the Pink Sheet MHC median.

FIGURE 48 - PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S

PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	50.00	47.62	84.18%	84.18%	19.98%
All Pink Sheet Trading Median	35.15	35.15	97.37%	97.26%	19.77%
(Discount) Premium	42.27%	35.49%	-13.55%	-13.45%	1.06%

Source: SNL data, FinPro Calculations

As Figure 48 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 35.49% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 13.45% discount to the Pink Sheet MHC median.

FIGURE 49 – PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	47.62	45.45	123.46%	123.46%	17.07%
All Pink Sheet Trading Median	41.20	41.15	188.10%	190.20%	20.82%
(Discount) Premium	15.58%	10.45%	-34.36%	-35.09%	-18.01%

Source: SNL data, FinPro Calculations

As Figure 49 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 10.45% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 35.09% discount to the Pink Sheet MHC median.

Conversion Valuation Appraisal Report	Page: 65

FIGURE 50 - PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	62.50	58.82	141.04%	141.04%	22.09%
All Pink Sheet Trading Median	41.20	41.15	188.10%	190.20%	20.82%
(Discount) Premium	51.70%	42.94%	-25.02%	-25.85%	6.10%

Source: SNL data, FinPro Calculations

As Figure 50 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 42.94% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at an 25.85% discount to the Pink Sheet MHC median.

Conversion Valuation Appraisal Report	Page: 66

COMPARISON TO RECENT MHC CONVERSIONS

To verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions. The Bank is priced in-line with Prudential, a Pennsylvania MHC offering that has been filed.

FIGURE 51 – COMPARISON TO FILED AND PENDING MHC OFFERINGS

Super Maximum Appraisal Price to Full Converted Tangible Book
North Penn	84.18

Applications Filed:
BankFinancial	85.62
Prudential	83.95
Kearny	88.70

Pending Offerings:

BV Financial	87.78
Home Federal, LA	82.38
SFSB	82.72
Georgetown	88.45
Ocean Shore	89.77

Source: 11/30/04 Conversion Watch

Conversion Valuation Appraisal Report	Page: 67

VALUATION CONCLUSION

We believe that the premiums and discounts on an earnings and a tangible book basis, respectively, are appropriate relative to the Comparable Group. This range was confirmed by the trading values of other illiquid MHCs,. Additionally, this range was analyzed relative to other filed and pending MHC offerings.

It is, therefore, FinPro’s opinion that as of November 29, 2004, the estimated pro forma market value of the Bank in a full offering was $16,983,000 at the midpoint of a range with a minimum of $14,435,550 to a maximum of $19,530,450 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $22,460,020.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 44.12% will equal 636,863 shares, 749,250 shares, 861,638 shares and 990,883 shares at the minimum, midpoint, maximum and super maximum, respectively. The Bank will contribute 1.96% of the shares to a charitable foundation plus $100,000 in cash.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.